UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 20, 2004

TRIMFAST GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-26675	32-0038621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 City Place, Edgewater, New Jersey 07020

(Address of Principal Executive Office) (Zip Code)

(201) 313-3246

(Registrant’s telephone number, including area code)

1200 North Federal Highway, Suite 200, Boca Raton, Florida 33432 (954) 426-0411

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03

Material Modifications to Rights of Security Holders

Effective as of September 20, 2004 the (“Effective Date”), we reverse split our common stock on a 9:1 basis. As a result of the reverse split, the number of issued and outstanding shares was reduced from 22,150,137 to 2,461,596. The record date for the split was September 10, 2004 and it was effective as of the opening of trading on September 20, 2004.

Our new trading symbol is TFTG and the new CUSIP number for the common stock is 89626R503. Any fractional shares which might result from the split will be rounded up to the nearest whole share. Shareholders of TrimFast are not required to exchange their stock certificates representing the number of shares pre-split for new certificates representing the number of shares owned by the shareholder post-split as the transfer record of TrimFast will be automatically adjusted by Florida Atlantic Stock Transfer, its transfer agent.

The reverse stock split was approved by our Board of Directors on September 10, 2004 and ratified by the written consent of the holders of a majority of our issued and outstanding common stock on the same date. The holders also agreed that the number of authorized shares shall remain one hundred million (100,000,000) and not be reduced proportionately as a result of the stock split.

Item 9.01

Financial Statements and Exhibits

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TRIMFAST GROUP, INC.

Date: September 21, 2004	By:	/s/ KEN HILOWITZ
Ken Hilowitz President

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